EXHIBIT 10.36
Second Amendment to the
Borders Group, Inc.
2004 Long-Term Incentive Plan
     The Borders Group, Inc. 2004 Long-Term Incentive Plan (the “Plan”), which was approved by the shareholders of Borders Group, Inc. (the “Company”) on May 20, 2004, and was amended by the Board of Directors effective as of such date pursuant to the terms of the Plan, is hereby further amended in the following particulars to reflect the revised formula for Awards for the non-employee directors approved by the Board of Directors for calendar 2006 and thereafter:
1.	Paragraph 9 (e) of the Plan is hereby amended in its entirety to read as follows:
     “(e) Awards to Non-employee Directors. Notwithstanding any other provision of the Plan, Awards shall be made to non-employee directors in the form of: (i) Restricted Shares or Restricted Share Units, as determined by the Compensation Committee, having a Fair Market Value equal to one third of the standard annual retainer fees to be paid for the applicable year, and (ii) Options having a Black-Scholes or similar value, as determined by the Committee, equal to one third of the standard annual retainer fees to be paid for the applicable year. In addition, any Awards made to the Non-Executive Chairman of the Board shall be in the same forms and proportions as annual retainer fees. If new members are added to the Board during the year, any Awards made shall be on the same basis (except prorated) as Awards are made to continuing directors.
Except as here amended, the Plan shall remain in full force and effect.

March 30, 2007	Borders Group, Inc.
	By:	/s/ EDWARD W. WILHELM
Edward W. Wilhelm